Exhibit 10.2
HAYES LEMMERZ INTERNATIONAL, INC.
PERFORMANCE CASH PLAN
AWARD AGREEMENT
          AWARD AGREEMENT, entered into as of                     , between HAYES LEMMERZ INTERNATIONAL, INC., a Delaware corporation (the “Company”), and                     (the “Participant”).
          WHEREAS, the Company desires to grant to the Participant this Award to provide financial incentive for the Participant to achieve strategic performance objectives; and
          WHEREAS, the terms of this Award are subject to the terms of the Hayes Lemmerz International, Inc. Performance Cash Plan (the “Plan”), and any term capitalized in this Award Agreement but not defined herein shall have the meaning assigned to it in the Plan;
          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto have agreed and do hereby agree as follows:
          1. Award.
          The Company has established a target Award for the Participant shown on Exhibit A. The actual Award paid to the Participant shall be based on the achievement of the defined performance goals set forth in Exhibit A. The amount of the target Award shall be set in United Stated dollars. The actual Award payable with respect to any Performance Period shall be determined in United States dollars. If the Participant is not paid in dollars, the actual Award payable for any Performance Period shall be converted to the Participant’s local currency using the exchange rate in effect on the date that the Committee determines the actual Award payable for such Performance Period.
          2. Certain Adjustments. The Committee in its sole discretion may amend or adjust Exhibit A and any other terms and conditions of an outstanding Award; provided, however, that no amendment or adjustment shall cause the Award to become subject to Section 409A of the Code.
          3. Payment. Subject to Section 4, the amount payable to the Participant under Section 1 shall be paid in a cash lump sum within 120 days following the end of each Performance Period.
          4. Termination of Employment.
          (a) Except as provided in this Section, no amount shall be payable under the Award with respect to any Performance Period if the Participant has a Termination of Employment before the end of such Performance Period.
          (b) If the Participant has a Termination of Employment due to death or Disability before the end of a Performance Period, the Participant shall become fully vested in a pro rata award (as defined below) for such Performance Period, and such amount shall be paid in a cash lump sum according to the timing set forth in Section 3 above. For this purpose, “pro rata award” shall mean the product of the actual Award amount multiplied by a fraction – the numerator of which is the number of months the Participant was a Participant and worked for the Company or its Subsidiaries during the Performance Period and the denominator of which is the total number of months during the Performance Period.
          5. Change of Control. In the event of a Change of Control during the Performance Period, the Participant shall become fully vested in an Award and the amount payable as a result shall be the higher of the target Award or the projected actual Award, as determined by the Committee, and shall be paid in a cash lump sum as soon as administratively feasible after such Change of Control. In the event of a Change of Control after the end of the Performance Period but while amounts payable under the Award remain outstanding, the remaining amounts payable under Award shall be paid in a cash lump sum as soon as administratively feasible after such Change of Control.
          6. Nontransferability of Award. This Award shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.
          7. Taxes and Tax Withholding. The Company or any Subsidiary or affiliate thereof is authorized to withhold from any payment relating to this Award amounts of withholding and other taxes due in connection with any transaction involving this Award, and to take such other action as shall be necessary to enable the Company and the Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to this Award. The Company shall also have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, and local taxes required by law to be withheld as a result of any taxable event arising in connection with this Award.
          8. Governing Law; Interpretation.
          (a) This Award shall be governed by and construed in accordance with the laws of the State of Delaware.
          (b) The Committee shall have final authority to interpret and construe the Award, to prescribe, amend and rescind rules and regulations, and to make any and all determinations, relating to this Award as it deems necessary or desirable for the administration of this Award, and its determinations and decisions shall be final, conclusive and binding upon the Company, the Participant and his legal representative in respect of any questions arising under this Award.
          (c) The Plan and this Award are intended, to be excluded from Section 409A of the Code as a short-term deferral under Regulation Section 1.409A-1(b)(4). The Plan and this Award shall be administered and interpreted in a manner consistent with that intent.
          9. Miscellaneous.
          (a) This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company and upon the Participant and his or her heirs, successors and administrators.

          (b) The Award shall not interfere with or limit in any way the right of the Company to terminate any Participant’s employment, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.
          (c) The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or of any other provision hereof.
          10. Amendment. The Committee may, in its sole discretion, without amendment to the Plan, accelerate the date on which this Award becomes vested, waive or amend the operation of Plan provisions or otherwise adjust any of the terms of this Award; provided that no action under this Section 10 shall cause this Award to become subject to Section 409A of the Internal Revenue Code or shall adversely affect this Award without the consent of the Participant.
          IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunder duly authorized and the Participant has hereunto set his or her hand, all as of the day and year set forth above.

HAYES LEMMERZ INTERNATIONAL, INC.

By:
Name:
Title:

ACCEPTED:

[insert Participant’s Name]

Address